Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Timothy W. Henry
Telephone: (704) 344-8150
Email: Thenry@fairpoint.com

FAIRPOINT FIXES THE INTEREST RATE ON ADDITIONAL
FLOATING RATE DEBT

CHARLOTTE, N.C. (April 7, 2005) – FairPoint Communications, Inc. (NYSE:FRP) (“FairPoint”) announced today that it has entered into two additional interest rate swap agreements.  These swap agreements, together with FairPoint’s three existing interest rate swap agreements, will fix the interest rate on approximately 83% of FairPoint’s floating rate debt at a blended rate of 6.10% for an average duration of greater than four years.  One of these swap agreements will become effective on April 29, 2005 and will fix the interest rate on $50 million of FairPoint’s floating rate debt at 6.692% for a period of six years.  The other swap agreement will become effective on June 30, 2005 and will fix the interest rate on $50 million of FairPoint’s floating rate debt at 6.71% for a period of seven years.

FairPoint also announced that it has received its first quarter distribution from its investment in the Orange County Poughkeepsie Limited Partnership and that such distribution was substantially in line with FairPoint’s expectations.

In addition, FairPoint has revised its definition of access line equivalents to include voice access lines and high speed data lines (DSL, cable modem and wireless broadband).  Previously, access line equivalents had been defined to include only voice access lines and DSL.  FairPoint had approximately 271,150 access line equivalents as of December 31, 2004 under the old definition.  Under the new definition, FairPoint had approximately 274,098 access line equivalents as of December 31, 2004.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country.  Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities.  Today, FairPoint owns and operates 26 rural local exchange companies (RLECs) located in 17 states.  FairPoint serves customers with approximately 274,098 access line equivalents (voice access lines and high speed data lines (DSL, cable modem and wireless broadband)) as of December 31, 2004 and offers an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicated” and similar expressions.  Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements.  Such factors include those risks described in FairPoint Communications, Inc.’s Annual Report on Form 10-K on file with the Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint Communications, Inc. undertakes no duty to update this information.

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